SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K /A

Amendment No. 1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 3, 2002

infoUSA INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	0-19598 (COMMISSION FILE NUMBER)	47-0751545 (I.R.S. EMPLOYER IDENTIFICATION NO.)

5711 SOUTH 86TH CIRCLE, OMAHA, NEBRASKA 68127
(Address of principal executive offices) (Zip Code)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (402)593-4500

NOT APPLICABLE
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Unaudited Pro Forma Consolidated Financial Statements
CONSOLIDATED BALANCE SHEET
CONSOLIDATED STATEMENT OF OPERATIONS
CONSOLIDATED STATEMENT OF CASH FLOWS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Pro Forma Consolidated Balance Sheet
Pro Forma Consolidated Statement of Operations
Pro Forma Consolidated Statement of Operations
Notes to Unaudited Pro Forma Condensed Financial Statements
SIGNATURES
EXHIBIT INDEX
EX-23.1 Consent of Independent Auditors

PAGE
Item 7	Pro forma Financial Information and Financial Statements
(a) Consolidated Financial Statements of Business Acquired.
1. Unaudited Financial Statements of ClickAction, Inc.:
Consolidated Balance Sheet as of September 30, 2002
Consolidated Statement of Operations for the nine months
ended September 30, 2002
Consolidated Statement of Cash Flows for the nine months
ended September 30, 2002
Notes to interim consolidated financials statements
2. Audited Financial Statements of ClickAction, Inc.:
Report of Independent Auditors
Consolidated Balance Sheets as of December 31, 2001
and 2000, respectively
Consolidated Statements of Operations for the years ended
December 31, 2001, 2000 and 1999, respectively
Consolidated Statements of Stockholders' Equity for the years ended December 31, 2001, 2000 and 1999, respectively
Consolidated Statements of Cash Flows for the years ended
December 31, 2001, 2000 and 1999, respectively
Notes to Consolidated Financial Statements
(b) Pro Forma Financial Information
Pro Forma Consolidated Balance Sheet as of September 30, 2002
Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2002 and the year ended December 31, 2001
Notes to Pro Forma Consolidated Financial Statements
(c) Exhibits
23.1 Consent of Independent Auditors, filed herewith.

Unaudited Pro Forma Consolidated Financial Statements

The following unaudited pro forma consolidated balance sheet and statements of operations give effect to the purchase transaction pursuant to an Agreement and Plan of Merger dated October 8, 2002 between infoUSA Inc. (“infoUSA”) and ClickAction, Inc. and subsidiary (“ClickAction”). This business combination is accounted for using the purchase method of accounting.

Pro forma adjustments and the assumptions on which they are based are described in the accompanying footnotes to the pro forma consolidated financial statements. The accompanying pro forma consolidated balance sheet as of September 30, 2002 contains those pro forma adjustments necessary to reflect the business combination as if it was consummated on that date. The accompanying pro forma consolidated statements of operations for the year ended December 31, 2001 and the nine months ended September 30, 2002 contain those pro forma adjustments necessary to reflect the business combination as if it was consummated on January 1, 2001 and January 1, 2002, respectively. The unaudited pro forma consolidated financial statements are based upon the historical financial statements of infoUSA and ClickAction and should be read in conjunction with those financial statements and notes thereto appearing in infoUSA’s 2001 Form 10-K and September 30, 2002 Form 10-Q and elsewhere in this document. The unaudited pro forma consolidated financial data do not purport to be indicative of the results which would have actually been attained had the business combination been consummated on the dates indicated or of the results which may be expected to occur in the future.

February 18, 2003

infoUSA INC.

CLICKACTION INC.
CONSOLIDATED BALANCE SHEET

September 30, 2002
(unaudited)
(in thousands except share data)

Sept. 30,
2002

ASSETS
Current assets:
Cash and cash equivalents	$1,494
Restricted cash	425
Note receivable	—
Accounts receivable, net	1,013
Prepaid operating lease obligation	277
Other current assets	853

Total current assets	4,062
Property and equipment, net	957
Other assets	103

Total assets	$5,122

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$314
Accrued compensation	358
Other accrued liabilities	592
Current portion of capital lease obligation	117
Deferred revenues	1,402

Total current liabilities	2,783
Long term liabilities -
Capital lease obligation — less current portion	33
Stockholders’ equity:
Preferred stock; $0.001 par value; 2,000,000 shares authorized; 3,500 shares issued in 2001; 3,000 shares outstanding; (aggregate liquidation preference of $3,030,667 as of September 30, 2002)	1
Common stock; $0.001 par value; 60,000,000 shares authorized; 13,401,347 shares issued and outstanding	13
Additional paid-in capital	32,902
Accumulated deficit	(30,610)

Total stockholders’ equity	2,306

Total liabilities and stockholders’ equity	$5,122

See accompanying notes to condensed consolidated financial statements.

CLICKACTION INC.
CONSOLIDATED STATEMENT OF OPERATIONS

For the nine months ended September 30, 2002 and 2001
(Unaudited)
(in thousands except per share data)

	Sept. 30,	Sept. 30,
	2002	2001

Net revenues	$7,098	$12,786
Cost of revenues	1,175	672

Gross profit	5,923	12,114

Operating expenses:
Product development	3,574	5,295
Sales and marketing	2,228	5,881
General and administrative	1,983	4,105
Merger and acquisition related	124	94
Restructuring and impairment charges	—	3,985
Settlement of claims	240	—

Total operating expenses	8,149	19,360

Operating loss	(2,226)	(7,246)
Interest income (expense), net	(8)	81

Loss from continuing operations before income tax expense	(2,234)	(7,165)
Income tax expense	11	—

Loss from continuing operations	(2,245)	(7,165)
Gain on sale of discontinued operations	—	3,352
Loss from discontinued operations	—	(13,134)

Net loss	$(2,245)	$(16,947)
Preferred stock dividends	(91)	(30)

Loss applicable to common stockholders	$(2,336)	$(16,977)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.18)	$(0.56)
Loss from discontinued operations	—	(0.77)

Net loss	$(0.18)	$(1.33)

Weighted average shares of common stock outstanding, basic and diluted	13,231	12,774

See accompanying notes to condensed consolidated financial statements.

CLICKACTION INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

For the nine months ended September 30, 2002 and 2001
(Unaudited)
(in thousands)

	Sept. 30,	Sept. 30,
	2002	2001

Cash flows from operating activities:
Net loss	$(2,245)	$(16,947)
Adjustments to reconcile net loss to net cash used for operating activities:
Gain on sale of assets and liabilities and equipment	—	(2,998)
Depreciation and amortization	930	1,337
Impairment charge	—	2,851
Amortization of stock-based compensation	2	71
Settlement of claims with issuance of common stock	310	—
Provision for sales returns and doubtful accounts	(226)	(96)
Changes in operating assets and liabilities:
Accounts receivable	1,623	10,921
Inventories	—	1,879
Other current assets	(207)	(658)
Accounts payable	(958)	(5,308)
Accrued compensation	(27)	(507)
Deferred revenues	1,292	(433)
Other accrued liabilities	(767)	(38)
Sale of Elibrium division net liabilities	—	352

Net cash used for operating activities	(273)	(9,574)

Cash flows from investing activities:
Additions to property and equipment	(83)	(420)
Software production costs and other assets	—	(2,213)
Note payable	250	1,500
Proceeds from sale of property and equipment	—	1,774

Net cash provided by investing activities	167	641

Cash flows from financing activities:
Proceeds from exercise of stock options	—	332
Proceeds from sale of preferred stock	—	3,265
Proceeds from sale of common stock	18	—
Repayment of capital lease obligation	(130)	(45)

Net cash provided by (used for) financing activities	(112)	3,552

Net decrease in cash and cash equivalents	(218)	(5,381)
Cash, cash equivalents and restricted cash at beginning of period	2,137	8,343

Cash, cash equivalents and restricted cash at end of period	$1,919	$2,962

Non-cash investing and financing activities:
Sale of Elibrium division net liabilities for notes receivable	$—	$1,500
Dividend paid with issuance of common stock	61	30
Supplemental cash flow information:
Cash paid during the period for interest	20	9
Cash paid during the period for income tax	56	22

See accompanying notes to condensed consolidated financial statements.

CLICKACTION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

In the opinion of management, the accompanying unaudited condensed consolidated balance sheets, statements of operations, and statements of cash flows of ClickAction Inc. include all material adjustments (consisting of normal recurring adjustments and adjustments relating to the sale of Elibrium) which are, in the opinion of management, necessary for their fair presentation. The interim results presented are not necessarily indicative of results for a full year. Certain reclassifications have been made for consistent presentation. For further information, refer to the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2001.

Revenue Recognition

We derive our revenues primarily from the following sources:

•	Email Marketing Automation, or EMA, revenue which consists of:

•	Email usage services, including setup fees,

•	Data and list management services, and

•	Consulting services,

•	Software licenses, and

•	Name acquisition services.

Email Marketing Automation Revenue

We account for revenue related to EMA services as two separate components: email usage and setup fees.

We provide email usage services under two plans: subscription plans and project plans. Under a subscription plan, email services are provided over a designated period, typically with a monthly maximum number of emails. Subscription plan revenues are recognized ratably over the contract period. Email services are also provided on a project basis and revenues for these services are recognized once the project has been completed. We provide data and list management services and recognize data and list management fees based on the number of email lists downloaded and delivered. We provide consulting services and we recognize consulting services fees as services are rendered. We recognize setup fees on a straight-line basis over the term of the service contract.

Software License Revenue

We allocate revenue on software arrangements involving multiple elements to each element based on the relative fair values of the elements as required by Statement of Position (SOP) 97-2, Software Revenue Recognition. Our determination of fair value of each element in multiple-element arrangements is based on vendor-specific objective evidence (VSOE). We limit our assessment of VSOE for each element to the price charged when the same element is sold separately. We have analyzed elements included in our multiple-element arrangements and determined that we have sufficient VSOE to allocate revenue to maintenance and basic support services and consultative services components of our perpetual license arrangements. For arrangements where VSOE has been established for all undelivered elements, assuming all other revenue recognition criteria are met, revenue from perpetual licenses is recognized upon delivery using the residual method in accordance with SOP 98-9, and revenue from maintenance and support services is recognized ratably over its respective term. For arrangements where VSOE has not been established for all undelivered elements, revenue is recognized from the date of delivery ratably over the remaining term of the agreement.

Name Acquisition Services Revenue

We recognize revenue for name acquisition services on a per name basis when the names are delivered to the client. We have sold name acquisition services on a stand-alone basis and thus have established evidence of fair value. The client may also have rights to receive credit for names acquired which become invalid over a specified period of time. In these circumstances, we record a reserve based on actual credits issued in the month following acquisition.

We recognize revenue on all products and services when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the fee is fixed or determinable and (4) collection is reasonably assured or, for software licenses, collection is probable. We define each of the four criteria as follows:

Persuasive evidence of an arrangement exists. It is our customary practice to have a written contract, which is signed by both our client and us.

Delivery has occurred or services have been rendered. Delivery of email under the subscription plan is deemed to have occurred ratably over the term of the contract. Delivery of email on a project basis is deemed to have occurred when the project is completed. Delivery of setup services is deemed to have occurred ratably over the term of the contract. Delivery of data and list management services is deemed to have occurred when email lists are downloaded and delivered. Delivery of consulting services is deemed to have occurred when services are rendered and accepted by our clients. Delivery of licenses is deemed to have occurred when the license is delivered and accepted by our client. If undelivered products and services exist in an arrangement that are essential to the functionality of the delivered software, delivery is not considered to have occurred until these products or services are delivered. Delivery of acquired names is deemed to have occurred when they are delivered to and accepted by our clients.

The fee is fixed or determinable. The fee is customarily fixed and determined in a contract before products and services are delivered. The fee is normally due 30 days from invoice date for our products and services. However, for software licenses, we may grant terms in excess of 30 days but not more than one year.

Collection is reasonably assured or, for software licenses, collection is probable. Collectibility is assessed on a client-by-client basis at the time the arrangement is entered into. We typically sell to clients for which there is a history of successful collection. New clients are subject to a credit review process, through which we evaluate the clients’ financial condition and their ability to pay. If we determine that collectibility is not reasonably assured or, for software licenses, collectibility is not probable based upon the credit review, revenue will be recognized on a cash-collected basis. Our initial judgment that collectibility is probable for any given client may change subsequent to the date the transaction is entered into due to deterioration in the client’s ability to pay. In such situations, we would recognize bad debt expense to the extent that all or a portion of the outstanding fees may not be collected.

Discontinued Operations

On June 15, 2001, we completed the sale of substantially all of the assets and liabilities of our Elibrium division to a corporation owned and controlled by certain former members of our management team. The Elibrium division developed, marketed and manufactured a line of desktop application products consisting of small business productivity software and services. The original sales price for the Elibrium division was $3.0 million, of which $500,000 was paid on June 15, 2001, $274,000 on June 30, 2001 and $726,000 on September 15, 2001. On December 17, 2001, we agreed to set off $750,000 from the remaining $1.5 million of scheduled payments of the purchase price from Elibrium. The setoffs were due to a dispute over certain accounts payable and accounts receivable items. Under the definitive settlement agreement, Elibrium agreed to pay $750,000 as the remaining balance of the purchase price, of which $500,000 was paid on December 20, 2001 and $250,000 was paid on March 1, 2002. Further, Elibrium agreed to end all disputes, to pay all of certain disputed liabilities and to release us of all known and unknown claims arising from the purchase of our Elibrium division.

The sale of the Elibrium division has been reflected as a discontinued operation in accordance with Accounting Principles Board Opinion No. 30 and is presented separately in the consolidated financial statements.

Summary operating results of discontinued operations were as follows:

	Three Months Ended		Nine Months Ended

	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2002	2001	2002	2001

Desktop applications revenues	$—	$—	$—	$(576)
Cost of revenues	—	—	—	4,732

Gross loss	—	—	—	(5,308)
Operating expenses	—	—	—	7,826

Loss from discontinued operations	$—	$—	$—	$(13,134)

Settlement of Claims

We entered into a Release Agreement, effective as of March 29, 2002, with The Tail Wind Fund Ltd., or Tail Wind, the holder of all of our issued and outstanding Series A Preferred Stock, related to certain disputes that have arisen between us and Tail Wind. Under this agreement, each party released all claims against the other party. In consideration of this release, we issued Tail Wind 250,000 shares of our common stock and agreed to use our commercially reasonable best efforts to register these shares within 90 days after the date of the execution of the release agreement. The fair value of these shares was $310,000, of which $240,000 was charged to the statement of operations for the three months ended March 31, 2002 and $70,000 was charged to the statement of operations for the three months ended September 30, 2001.

Per Share Computation

Basic net loss per share is computed using the weighted average shares of common stock outstanding during each period presented. Diluted net loss per share is computed using the weighted average shares of common stock and potential dilutive shares of common stock from options and warrants using the treasury stock method. A total of 3,432,642 and 3,729,814 outstanding stock warrants and stock options with a weighted average exercise price of $0.35 and $1.15 for the three months ended September 30, 2002 and 2001, respectively and a total of 2,661,688 and 2,144,388 outstanding stock warrants and stock options with a weighted average exercise price of $0.69 and $3.32 for the nine months ended September 30, 2002 and 2001, respectively, were not included in the computation of diluted net loss per share because their effect would have been antidilutive.

Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standard Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations requires the recognition of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the carrying amount of the related long-lived asset is correspondingly increased. Over time, the liability is accreted to its present value and the related capitalized charge is depreciated over the useful life of the asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. We do not believe the adoption of SFAS No. 143 will have a material effect on the results of our operations.

In April 2002, the FASB issued SFAS No. In April 2002, the FASB issued SFAS No. 145, Recission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 rescinds SFAS No. 4, which required all gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion 30 will now be used to classify those gains and losses. This statement also amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. This statement also makes technical corrections to existing pronouncements, which are not substantive but in some cases may change accounting practices. SFAS No. 145 is effective for transactions occurring after May 15, 2002. The adoption of SFAS No. 145 did not have a material effect on our financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement replaces EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The new statement will be effective for exit or disposal activities initiated after December 31, 2002, the adoption of which may affect the timing of expense recognition should we incur restructuring costs in the future.

Segment and Geographic Information

Our chief operating decision maker is considered to be our Chief Executive Officer (CEO). The CEO reviews financial information on a consolidated basis for purpose of making operating decisions and assessing financial performance.

We have not separately reported segment information on a geographic basis, as international sales represent less than 1% of net revenue for the three months and nine months ended September 30, 2002 and 2001. Capital expenditures for long-lived assets are not reported to management by segment.

Preferred Stock

On March 30, 2001, we issued 3,500 shares of our Series A 4% Cumulative Convertible Preferred Stock for an aggregate purchase price of $3.5 million. The net proceeds from this private placement were $3.3 million. The Series A Preferred Stock accrues cumulative dividends at the rate of 4% per annum, payable semi-annually, in shares of our common stock or cash at our option or the holder’s option if certain conditions are not satisfied. Prior to January 2, 2003, the Series A Preferred Stock is convertible into shares of our common stock at a conversion price of $4.08.

Subject to certain conditions, any outstanding shares of Series A Preferred Stock will automatically convert into shares of our common stock on January 2, 2003 at a conversion price equal to the lesser of $4.08 or the reset price, which is the average closing bid prices of our common stock during the fourth quarter of 2002. The number of shares of our common stock issuable in connection with an automatic conversion of the Series A Preferred Stock is subject to two limitations related to the holder’s percentage ownership of our outstanding shares of common stock after such automatic conversion. The first limitation is that the number of shares of our common stock issuable to a holder of Series A Preferred Stock in connection with an automatic conversion cannot, together with any other shares of our common stock beneficially owned by such holder prior to such conversion, exceed 9.99% of the total number of outstanding shares of our common stock immediately after such automatic conversion. Our obligation to issue any shares of common stock in excess of this 9.99% cap is suspended until such time as the issuance of such shares would not exceed the 9.99% cap. The second limitation is that the number of shares of our common stock issuable to a holder of Series A Preferred Stock in connection with an automatic conversion cannot, together with any other shares of our common stock issued to such holder upon conversion of Series A Preferred Stock or as dividends on the Series A Preferred Stock, exceed 19.9% of the total number of outstanding shares of our common stock as of March 30, 2001. In lieu of issuing any shares in excess of this 19.9% cap, we are required to pay to such holder in twelve equal monthly installments an amount equal to the number of shares in excess of the 19.9% cap multiplied by 107.5% of the closing bid price per share of our common stock on the day before the automatic conversion of the Series A Preferred Stock. Based on the bid price of our stock on October 16, 2002, this cash payment would be $2,879,531, payable in twelve monthly installments of approximately $239,961. Without additional financial resources, we will not be able to make such a payment.

We may redeem any outstanding shares of the Series A Preferred Stock at any time upon 30 days prior notice. The redemption price consists of (a) a cash payment of the original purchase price plus accrued and unpaid dividends and any unpaid liquidated damages, and (b) warrants to purchase 50% of the shares of our common stock issuable upon conversion of any outstanding shares of the Series A Preferred Stock at a conversion price equal to the lower of $4.08 or the average closing bid price over the twenty-five trading days prior to the redemption date.

We may be required to repurchase our Series A preferred stock if we do not regain compliance with the Nasdaq SmallCap Market’s listing requirements by November 19, 2002. If required, the amount of this repurchase obligation would be $3.6 million and would be payable within three days of a written notice.Without additional financial resources, we will not be able to make such a payment.

If we are liquidated or dissolved, the holders of the Series A Preferred Stock will be entitled to receive, out of our assets available for distribution to our stockholders, prior and in preference to the holders of our common stock, a liquidation preference equal to $1,000 per share plus all accrued and unpaid dividends. As of September 30, 2002, the liquidation preference was $3,060,333.

In connection with our proposed merger with infoUSA Inc., Tail Wind, the holder of all our outstanding Series A Preferred Stock, has waived, until such merger closes, all of its rights as a holder of our Series A Preferred Stock other than the right to vote on the merger pursuant to the terms of a settlement agreement entered into on October 8, 2002 by us, infoUSA and Tail Wind. See “Subsequent Events — Merger with infoUSA” and Subsequent Events — Tail Wind Settlement Agreement” below.

Restructuring Accrual

     We established an accrual for the restructuring costs in the quarter ended September 30, 2001. The accrual was established for severance costs in connection with the reduction in staffing levels and the closure of our offices in San Francisco, CA, Los Angeles, CA and New York, NY. The following shows the changes in the accrual account:

	Balance as of		Balance as of
	December 31, 2001	Payments	September 30, 2002

Closure of offices	$619,339	$(443,264)	$176,075

Subsequent Events

Merger with infoUSA

     On October 8, 2002, we entered into an agreement and plan of merger with infoUSA Inc. and Kapalua Acquisition Corp., a wholly-owned subsidiary of infoUSA, pursuant to which we would become a wholly-owned subsidiary of infoUSA. If the merger is completed, our common stockholders will receive an aggregate of up to $2.7 million in cash payable in up to two installments, subject to adjustment as provided in the merger agreement, and without interest, in exchange for all outstanding shares of our common stock. Based upon the 13,498,316 shares of common stock that we currently expect to be outstanding as of the effective time of the merger (which includes 6,968 shares of common stock that we expect to be issued upon exercise of outstanding options prior to the effective time of the merger), our common stockholders will receive up to $0.20 in cash per share, subject to adjustments which could decrease this per share cash amount to a minimum of $0.15, for each share of common stock owned by our common stockholders.

     On November 1, 2002, we filed a definitive proxy statement containing information about the merger with the Securities and Exchange Commission. The merger is subject to a number of conditions including the approval of our stockholders. We currently plan to hold a special meeting of our stockholders to approve the merger on December 3, 2002. If approved, we expect to complete the merger as soon as practicable following the special meeting.

Tail Wind Settlement Agreement

     In connection with our proposed merger with infoUSA Inc., Tail Wind, the holder of all our outstanding Series A Preferred Stock, has waived, until such merger closes, all of its rights as a holder of our Series A Preferred Stock other than the right to vote on the merger pursuant to the terms of a settlement agreement entered into on October 8, 2002 by us, infoUSA and Tail Wind. Pursuant to the settlement agreement, Tail Wind will receive $1.4 million in cash in exchange for:

•	all of its shares of our Series A Preferred Stock outstanding on the effective date of the merger;

•	an outstanding warrant to purchase 135,750 shares of our common stock; and

•	any other rights it may have with respect to us.

The settlement agreement also provides that Tail Wind will enter into a participation agreement with us pursuant to which Tail Wind would be entitled to receive payments equal to 8% of the net profits with respect to certain of our customers which are introduced to us by Gregory Slayton or Tail Wind.

Independent Auditors’ Report

The Board of Directors and Stockholders ClickAction Inc.:

We have audited the accompanying consolidated balance sheets of ClickAction Inc., and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2001. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ClickAction Inc. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statements schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

KPMG LLP
Mountain View, California
February 1, 2002

ClickAction Inc. and Subsidiary
Consolidated Balance Sheets

	December 31,

	2001	2000

Assets
Current assets:
Cash and cash equivalents, including restricted cash of $678,232 in 2001 and $0 in 2000, respectively	$2,137,001	$8,342,543
Note receivable	250,000	—
Accounts receivable, less allowance for doubtful accounts of $571,650 in 2001 and $150,110 in 2000	2,409,088	2,392,134
Prepaid operating lease obligation	640,829	—
Other current assets	267,083	106,848

Total current assets	5,704,001	10,841,525
Property and equipment, net	1,592,942	4,197,927
Other assets	231,478	1,134,313
Net assets of Elibrium division sold	—	6,598,773

Total assets	$7,528,421	$22,772,538

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,303,411	$2,193,237
Accrued compensation	384,748	943,989
Other accrued liabilities	1,358,899	705,763
Current portion of capital lease obligation	114,794	—
Deferred revenues	110,571	587,725

Total current liabilities	3,272,423	4,430,714
Long term liabilities:
Capital lease obligation — less current portion	67,370	—
Stockholders’ equity:
Preferred stock: $0.001 par value; 2,000,000 shares authorized; 3,500 shares issued and 3,000 shares outstanding in 2001 (aggregate liquidation preference of $3,131,333 in 2001)	3	—
Common stock: $0.001 par value; 60,000,000 shares authorized; 12,923,603
and 12,592,312 shares issued and outstanding in 2001 and 2000, respectively	12,924	12,592
Deferred stock-based compensation	—	(118,125)
Additional paid-in capital	32,450,166	28,858,238
Accumulated deficit	(28,274,465)	(10,410,881)

Total stockholders’ equity	4,188,628	18,341,824

Total liabilities and stockholders’ equity	$7,528,421	$22,772,538

     The accompanying notes are an integral part of these consolidated financial statements.

ClickAction Inc. and Subsidiary
Consolidated Statements of Operations

	Years Ended December 31,

	2001	2000	1999

Revenues:
Email services	$13,832,587	$11,756,565	$1,080,634
Licenses	2,000,000	—	—

	15,832,587	11,756,565	1,080,634
Cost of revenues — email services	980,053	2,889,864	—

Gross profit	14,852,534	8,866,701	1,080,634
Operating expenses:
Product development	6,628,864	7,389,042	1,282,334
Sales and marketing	6,679,361	7,717,297	3,129,856
General and administrative	4,698,576	3,124,929	2,095,251
Merger and acquisition related	94,168	—	231,674
Restructuring and impairment charges	3,978,609	—	—

Total operating expenses	22,079,578	18,231,268	6,739,115

Operating loss	(7,227,044)	(9,364,567)	(5,658,481)
Interest income, net	91,405	344,708	232,920

Loss from continuing operations before income tax expense and cumulative effect of accounting change	(7,135,639)	(9,019,859)	(5,425,561)
Income tax expense	103,811	800	18,641
Cumulative effect of accounting change	—	(261,198)	—

Loss from continuing operations	(7,239,450)	(9,281,857)	(5,444,202)
Gain on sale of assets of discontinued operations	2,601,546	—	—
Income (loss) from discontinued operations	(13,134,014)	4,761,550	3,220,910

Net loss	(17,771,918)	(4,520,307)	(2,223,292)
Preferred stock dividends	(91,666)	—	—

Loss applicable to common stockholders	$(17,863,584)	$(4,520,307)	$(2,223,292)

Basic and diluted net income (loss) per share:
Net loss from continuing operations	$(0.57)	$(0.79)	$(0.54)
Net income (loss) from discontinued operations	(0.83)	0.41	0.32

Net loss	$(1.40)	$(0.38)	$(0.22)

Weighted average shares of common stock outstanding used in computing basic and diluted net income (loss) per share	12,800,910	11,740,580	10,022,390

Year Ended December 31,
1999

Pro forma amounts assuming SAB 101 is applied retroactively
Loss applicable to common stockholders	$(2,484,490)
Net loss per share, basic and diluted	$(0.25)

The accompanying notes are an integral part of these consolidated financial statements.

ClickAction Inc. and Subsidiary
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2001, 2000 and 1999

						Deferred
	Preferred Stock		Common Stock		Additional	Stock-Based		Total
					Paid-in	Compen-	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	sation	Deficit	Equity

Balances as of December 31, 1998	264,798	$264	9,483,918	$9,484	9,568,904	$(249,375)	$(3,667,282)	$5,661,995
Conversion of preferred stock to common stock	(264,798)	(264)	264,798	264	—	—	—	—
Issuance of common stock	—	—	760,514	762	1,348,890	—	—	1,349,652
Exercise of stock options	—	—	302,878	302	440,341	—	—	440,643
Deferred compensation related to officer stock bonus	—	—	—	—	5,570	—	—	5,570
Amortization of deferred stock compensation	—	—	—	—	—	78,750	—	78,750
Loss applicable to common stockholders	—	—	—	—	—	—	(2,223,292)	(2,223,292)

Balances as of December 31, 1999	—	—	10,812,108	10,812	11,363,705	(170,625)	(5,890,574)	5,313,318
Issuance of common stock	—	—	971,422	972	15,330,460	—	—	15,331,432
Exercise of stock options	—	—	666,539	666	1,453,266	—	—	1,453,932
Employee stock purchase plan	—	—	142,243	142	662,037	—	—	662,179
Compensation related to stock options issued to consultants	—	—	—	—	48,770	—	—	48,770
Amortization of deferred stock compensation	—	—	—	—	—	52,500	—	52,500
Loss applicable to common stockholders	—	—	—	—	—	—	(4,520,307)	(4,520,307)

Balances as of December 31, 2000	—	—	12,592,312	12,592	28,858,238	(118,125)	(10,410,881)	18,341,824
Issuance of preferred stock	3,500	3	—	—	3,265,873	—	—	3,265,876
Conversion of preferred stock to common stock	(500)	—	136,552	137	(137)	—	—	—
Preferred stock dividend	—	—	15,167	15	30,318	—	—	30,333
Exercise of stock options	—	—	89,806	90	211,941	—	—	212,031
Employee stock purchase plan	—	—	89,766	90	129,006	—	—	129,096
Compensation related to stock options issued to consultants	—	—	—	—	7,427	—	—	7,427
Deferred compensation related to officer stock bonus	—	—	—	—	(52,500)	52,500	—	—
Amortization of deferred stock compensation	—	—	—	—	—	65,625	—	65,625
Loss applicable to common stockholders	—	—	—	—	—	—	(17,863,584)	(17,863,584)

Balances as of December 31, 2001	3,000	$3	12,923,603	$12,924	$32,450,166	$—	$(28,274,465)	$4,188,628

The accompanying notes are an integral part of these consolidated financial statements.

ClickAction Inc. and Subsidiary
Consolidated Statements of Cash Flows

	Years Ended December 31,

	2001	2000	1999

Cash flows from operating activities:
Net loss	$(17,771,918)	$(4,520,307)	$(2,223,292)
Adjustments to reconcile net loss to net cash used in operating activities:
Net gain on sale of Elibrium division	(2,601,546)	—	—
Depreciation and amortization	1,607,796	1,532,807	754,320
Loss on sale of equipment	353,912	—	—
Write-off of long-lived assets	2,850,977	—	—
Amortization of stock-based compensation	73,053	101,270	84,320
Provisions for doubtful accounts	(106,916)	(2,699,181)	2,287,833
Changes in operating assets and liabilities:
Accounts receivable	9,443,166	(3,856,630)	(5,559,715)
Inventories	(177,761)	(341,165)	(1,272,248)
Other current assets	(720,911)	87,943	(155,481)
Accounts payable	(3,013,609)	3,660,054	2,182,312
Accrued compensation	(736,900)	421,819	284,715
Other accrued liabilities	813,412	(998,404)	900,754
Deferred revenue	(477,154)	394,479	(405,760)

Net cash used in operating activities	(10,464,399)	(6,217,315)	(3,122,242)

Cash flows from investing activities:
Additions to property and equipment	(411,761)	(4,939,955)	(805,397)
Software production costs and other assets	(2,467,632)	(1,161,958)	(88,873)
Proceeds from sale of assets and liabilities of Elibrium division	2,000,000	—	—
Proceeds from sale of property and equipment	1,600,828	—	—

Net cash provided by (used in) investing activities	721,435	(6,101,913)	(894,270)

Cash flows from financing activities:
Proceeds from exercise of common stock options	212,031	1,453,932	440,643
Proceeds from issuance of common stock	129,096	15,993,611	1,349,652
Proceeds from issuance of preferred stock	3,265,876	—	—
Repayment of capital lease obligations	(69,581)	—	—

Net cash provided by financing activities	3,537,422	17,447,543	1,790,295

Net increase (decrease) in cash and cash equivalents	(6,205,542)	5,128,315	(2,226,217)
Cash and cash equivalents at beginning of year	8,342,543	3,214,228	5,440,445

Cash and cash equivalents at end of year	$2,137,001	$8,342,543	$3,214,228

Cash paid for:
Income taxes	$53,540	—	$25,800

Non-cash financing activity:
Sale of Elibrium division net liabilities for notes receivable	$250,000	—	—
Equipment acquired under capital lease	251,745	—	—
Compensation related to stock options issued to consultants	7,427	$48,770	—
Preferred stock dividends paid in common stock	91,666	—	—

See accompanying notes to consolidated financial statements.

ClickAction Inc.

Notes to Consolidated Financial Statements
Years Ended December 31, 2001, 2000 and 1999

1.	Nature of Business

ClickAction Inc. (the “Company”) provides Web-based email marketing automation products and services that help marketers design, deploy and manage personalized email campaigns. The Company’s Email Marketing Automation (EMA) product is permission-based and enables its users to send content rich emails that inform their customers about new products, sales and promotions, specified items of interest and corporate events.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements include the accounts of its wholly-owned subsidiary, MarketHome. All significant inter-company accounts and transactions have been eliminated in consolidation.

The Company is continuously monitoring its operations and the use of its cash. The Company has compiled cash projections for the year ending December 31, 2002 which indicate that sufficient financial resources will be available to enable the Company to fulfill its operating plan. The Company has developed these forecasts using various scenarios relating to revenue, operating expenses and other non operating cash expenditures. Using minimum estimates of revenue, the forecasts indicate sufficient cash resources will be available to enable the Company to continue to operate for the year ending December 31, 2002. The Company will continue to scale operations to match its financial resources.

Additionally, the Company is investigating alternative sources of capital, including the sale of preferred stock and other financing arrangements.

While the Company believes it has sufficient financial resources, projections of future operating results is based on estimates and judgments. If the Company is unable to execute in accordance to its operating plans, actual cash needs could differ significantly from projections.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications, none of which affected net loss, have been made to prior year amounts to conform to the current year presentation.

Revenue Recognition

The Company derives its revenues primarily from the following sources:

•	EMA

•	Email delivery, which may include setup services;

•	Data and list management services;

•	Consulting services;

•	Software licenses; and

•	Name acquisition.

The Company accounts for revenue related to EMA services as two separate components: email usage and setup fees.

The Company provides email usage services under two plans. Under a subscription plan, email services are provided over a designated period, typically with a monthly maximum of emails. Subscription plan revenues are recognized ratably over the contract period. Email services are also provided on a project basis and revenues for these services are recognized once the project has been completed. The Company provides data and list management services and recognizes data and list management fees based on the number of email lists downloaded and delivered. The Company provides consulting services and it recognizes consulting services fees as services are rendered.

During the fourth quarter of 2000, the Company adopted SAB 101 effective January 1, 2000. SAB 101 requires the Company to have evidence of the fair value of each of the elements in a multiple-element arrangement in order to allocate revenue from the arrangement to an individual element. SAB 101 also requires the Company to recognize setup fees on a straight-line basis over the term of the service contract. Prior to the adoption of SAB 101, the Company recognized revenue on setup fees in an amount equal to incremental direct costs incurred related to the setup activities. The remaining setup fees were then recognized on a straight-line basis over the term of the service contract. Results for the years ended December 31, 2000 and 1999 have been restated to reflect the adoption of SAB 101.

The Company allocates revenue on software arrangements involving multiple elements to each element based on the relative fair values of the elements as required by Statement of Position (SOP) 97-2, Software Revenue Recognition. The Company’s determination of fair value of each element in multiple-element arrangements is based on vendor-specific objective evidence (VSOE). The Company limits its assessment of VSOE for each element to the price charged when the same element is sold separately. The Company has analyzed all of the elements included in its multiple-element arrangements and determined that it has sufficient VSOE to allocate revenue to maintenance and support services and consulting services components of its perpetual license products. Accordingly, assuming all other revenue recognition criteria are met, revenue from perpetual licenses is recognized upon delivery using the residual method in accordance with SOP 98-9, and revenue from maintenance and support services is recognized ratably over its respective term.

The Company recognizes revenue for name acquisition services on a per name basis when the names are delivered to the client. The Company has sold name acquisition services on a stand alone basis and thus have established evidence of fair value. In certain arrangements, the client may have specified name acceptance rights. In these circumstances, no revenue is recognized until the client accepts the names since the Company does not have sufficient historical experience to estimate client acceptance.

The Company recognizes revenue on all products and services when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the fee is fixed or determinable and (4) collection is reasonably assured or, for software licenses, collection is probable. The Company defines each of the four criteria as follows:

Persuasive evidence of an arrangement exists. It is a customary practice of the Company to have a written contract, which is signed by both client and the Company.

Delivery has occurred or services have been rendered. Delivery of email under the subscription plan is deemed to have occurred ratably over the term of the contract. Delivery of email on a project basis is deemed to have occurred when the project is completed. Delivery of setup services is deemed to have occurred ratably over the term of the contract. Delivery of data and list management services is deemed to have occurred when email lists are downloaded and delivered. Delivery of consulting services is deemed to have occurred when services are rendered and accepted by our clients. Delivery of licenses is deemed to have occurred when the license is delivered and accepted by the Company’s client and there are no other undelivered elements in the contract. If undelivered products and services exist in an arrangement that are essential to the functionality of the delivered software, delivery is not considered to have occurred until these products or services are delivered. Delivery of acquired names is deemed to have occurred when they are delivered to and accepted by clients of the Company.

The fee is fixed or determinable. The fee is customarily fixed and determined in a contract before products and services are delivered. The fee is normally due 30 days from invoice date for our products and services. However, for software licenses, we may grant terms in excess of 30 days but not more than one year.

Collection is reasonably assured or, for software licenses, collection is probable. Collectibility is assessed on a client-by-client basis at the time the arrangement is entered into. The Company typically sells to clients for which there is a history of successful collection. New clients are subject to a credit review process through which the Company evaluates the clients’ financial condition and their ability to pay. If it is determined that collectibility is not reasonably assured or, for software licenses, collection is not probable based upon the credit review, revenue will be recognized on a cash-collected basis. The Company’s initial judgement that collectibility is probable for any given client may change subsequent to the date the transaction is entered into due to deterioration in the client’s ability to pay. In such situation, the Company would recognize additional bad debt expense to the extent all or a portion of the outstanding fees yet to be collected.

Comprehensive Income or Loss

The Company has no items of comprehensive income or loss other than its net loss.

Cash and Cash Equivalents

The Company considers all liquid instruments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value, and consist primarily of money market securities.

Restricted Cash

Restricted cash is held in a money market fund account as collateral for a letter of credit issued in connection with an operating lease.

Allowance for Doubtful Accounts

The Company reviews the outstanding accounts receivable at least once each quarter. The Company estimates the collectibility of each account based on prior experience with the client, recent developments in the client’s financial condition, current economic conditions and other relevant factors. If the account is deemed to be fully or potentially uncollectible, an allowance is established. In addition, an allowance is established based on the overall aging of the accounts receivable portfolio, historical experience and general economic conditions.

Property and Equipment

Property and equipment, comprised primarily of computer equipment and furniture, are stated at cost less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally three to seven years.

The Company reviews the recoverability of the carrying amount of its property and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In the event that facts and circumstances indicate that the carrying amount of assets may be impaired, an evaluation of recoverability would be performed and the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to fair value is required. Fair value is determined by reference to discounted future cash flows over the remaining useful life of the related asset.

Property and equipment under capital leases are recorded at an amount equal to the present value of future minimum lease payments computed on the basis of the Company’s incremental borrowing rate or, when known, the interest rate implicit in the lease. Amortization of property and equipment under capital leases is on a straight-line basis over the lease term and is included in depreciation and amortization expense.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents with one financial institution which is federally insured up to $100,000 per account. At times, the Company’s balance may exceed this limit.

Advertising Costs

Advertising costs are charged to operations when incurred.

Income Taxes

Income taxes are provided under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Stock Spilt

On April 20, 2000, the Company effected a two-for-one stock split in the form of stock dividend to stockholders of record as of April 5, 2000. All per share data and number of common shares have been retroactively adjusted to reflect the stock split.

Net Income (Loss) Per Share

Basic net income (loss) per share is computed using the weighted average number of shares of common stock outstanding. Diluted net income (loss) per share is computed using the weighted average number of shares of common stock outstanding and potential shares from options of common stock and convertible preferred stock using the treasury stock method, when dilutive.

The common shares used to calculate basic and diluted net income (loss) per share for 2001, 2000 and 1999 are as follows:

	Years Ended December 31,

	2001	2000	1999

Weighted-average common shares used to calculate basic and diluted net income (loss) per share	12,800,910	11,740,580	10,022,390

Excluded from the computation of diluted loss per share for 2001, 2000 and 1999 are options to acquire 1,868,235, 2,933,256 and 1,973,026 shares, respectively, of common stock with weighted-average exercise prices of $2.77, $13.49 and $7.57, respectively, and for 2001, the option to convert 3,000 shares of convertible preferred stock into 733,496 shares of common stock, because their effect would be anti-dilutive.

Stock-Based Compensation

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and Financial Accounting Standards Board (FASB) Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation: An Interpretation of APB Opinion No. 25, and complies with the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123. Compensation expense on fixed stock options is based on the difference, if any, on the date of the grant, between the fair value of the Company’s stock and the exercise price of the option. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (EITF) 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling, Goods or Services.

Fair Value of Financial Instruments

The carrying amounts for cash and cash equivalents, accounts receivable, note receivable, accounts payable and accrued expenses approximate their fair values due to the short period of time until maturity.

3.	Restructuring and Impairment Charges

During the quarter ended September 30, 2001, the Company decided to reposition its business and focus its resources toward enhancing its EMA solutions to its enterprise clients and to cease product development and product sales to the enterprise software market. As part of this repositioning, the Company closed its offices in San Francisco, Los Angeles, and New York and recorded a charge of $778,000 related to facilities closure for the quarter ended September 30, 2001. Also as part of this repositioning, the Company made a significant reduction in staffing levels related to enterprise software development, and reduced staffing levels in other areas of the Company as well to reduce operating expenses. A total of 57 positions were eliminated and a charge of $204,000 related to severance costs was recorded for the quarter ended September 30, 2001.

On October 29, 2001, the Company reached a tentative agreement with the landlord of its Los Angeles office to terminate the lease effective January 1, 2002 in return for payment of rent for the remainder of the year ended December 31, 2001, release of a $420,000 letter of credit to the landlord and payment of $13,000 to the landlord for various expenses under the lease. For the quarter ended September 30, 2001, the Company included in its restructuring and impairment charges the cost of terminating the lease of its Los Angeles office and the lease liabilities for the remaining terms of the leases for its New York and San Francisco offices

The following table sets forth the reserve recorded and payments made against the reserve for the restructuring charges in the year ended December 31, 2001:

	Initial
	Restructuring		Balance as of
	Reserve	Payments	December 31, 2001

Severance costs	$203,850	$(203,850)	$—
Closure of offices	777,852	(158,513)	619,339

Total	$981,702	$(362,363)	$619,339

As a result of the Company’s decision to exit the enterprise software market, capitalized software product development costs were determined to be impaired under the requirements of SFAS No. 121, Accounting for Impairment of Long-Lived Assets, and an impairment charge totaling $3.0 million was recorded in the quarter ended September 30, 2001. Management does not believe the unfinished enterprise software would generate any cash flows in the future.

4.	Discontinued Operations

On June 15, 2001, the Company completed the sale of substantially all of the assets and liabilities of its Elibrium division to a corporation owned and controlled by certain former members of its management team. The Elibrium division developed, marketed and manufactured a line of desktop application products consisting of small business productivity software and services. The original sales price for the Elibrium division was $3.0 million, of which $500,000 was paid on June 15, 2001,

$274,000 on June 30, 2001and $726,000 on September 15, 2001. On December 17, 2001, the Company agreed to set off $750,000 from the remaining $1.5 million of scheduled payments of the purchase price from Elibrium. The setoffs were due to a dispute over certain accounts payable and accounts receivable items. Under the definitive settlement agreement, Elibrium agreed to pay $750,000 as the remaining balance of the purchase price, of which $500,000 was paid on December 20, 2001 and $250,000 is due on March 1, 2002. Further, Elibrium agreed to end all dispute, to pay all of certain disputed liabilities and to release the Company of all known and unknown claims arising from the purchase of our Elibrium division.

The asset purchase agreement also provides for further payments to the Company should the acquiring company surpass specified financial goals. The sale resulted in a net gain of $2.6 million for the Company.

In connection with the sale of its Elibrium division, the Company granted the acquiring company an exclusive license relating to its email marketing services for $1.0 million and name acquisition for a one-time fee of $500,000 pursuant to a separate license agreement. The fees were collected and recorded as revenue in the quarter ended June 30, 2001.

The sale of the Elibrium division has been reflected as a discontinued operation in accordance with Accounting Principles Board Opinion No. 30 and is presented separately in the consolidated financial statements.

Summary operating results of discontinued operations were as follows:

	Three Months Ended		Twelve Months Ended

	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2001	2000	2001	2000

Desktop applications revenues	$—	$5,791	$(577)	$20,878
Cost of revenues	—	2,328	4,731	6,635

Gross profit (loss)	—	3,463	(5,308)	14,243
Operating expenses	—	2,232	7,826	9,482

Income (loss) from discontinued operations	$—	$1,231	$(13,134)	$4,761

5.	Balance Sheet Components

Accounts Receivable

	December 31,

	2001	2000

Accounts receivable	$2,980,738	$2,542,244
Allowance for returns and doubtful accounts	(571,650)	(150,110)

Accounts receivable, net	$2,409,088	$2,392,134

Bad debt expense was $534,441, $150,110 and $0 for the years ended December 31, 2001, 2000 and 1999, respectively.

Property and Equipment

	December 31,

	2001	2000

Computer equipment and purchased software	$2,778,290	$5,348,935
Capital lease equipment	251,745	—
Office equipment, furniture and fixtures	442,805	457,317

	3,472,840	5,806,252
Accumulated depreciation and amortization	(1,879,898)	(1,608,325)

Property and equipment, net	$1,592,942	$4,197,927

Depreciation and amortization expense totaled $1,239,855, $1,114,070 and $74,350 for the years ended December 31, 2001, 2000 and 1999, respectively. The accumulated depreciation for capital lease equipment was $74,234 for the year ended December 31, 2001.

Other Assets

	December 31,

	2001	2000

Software production costs paid to third-party contractors, net of accumulated amortization	$150,000	$1,050,647
Deposits	81,478	83,666

	$231,478	$1,134,313

Amortization expense of acquired software totaled $150,000, $0 and $0 for the years ended December 31, 2001, 2000 and 1999.

Other Accrued Liabilities

	December 31,

	2001	2000

Customer deposit	$43,221	$77,147
Dividend payable	61,333	—
Legal and accounting	141,030	—
Name acquisition	156,815	—
Restructuring reserve	619,339	—
Other current liabilities	337,161	628,616

Total other accrued liabilities	$1,358,899	$705,763

6.	Stockholders’ Equity

Preferred Stock

On March 30, 2001, the Company issued 3,500 shares of its Series A 4% Cumulative Convertible Preferred Stock for an aggregate purchase price of $3.5 million. The net proceeds from this private placement were $3.3 million. The Series A Preferred Stock accrues cumulative dividends at the rate of 4% per annum, payable semi-annually, in shares of its common stock or cash at its option or the holder’s option if certain conditions are not satisfied. Prior to January 2, 2003, the Series A Preferred Stock is convertible into shares of our common stock at a conversion price of $4.09.

Subject to certain conditions, any outstanding shares of Series A Preferred Stock will automatically convert into shares of the Company’s common stock on January 2, 2003 at a conversion price equal to the lesser of $4.09 or the reset price, which is the average closing bid prices of our common stock during the fourth quarter of 2002.

The Company may redeem any outstanding shares of the Series A Preferred Stock at any time upon 30 days prior notice. The redemption price consists of (a) a cash payment of the original purchase price plus accrued and unpaid dividends and any unpaid liquidated damages, and (b) warrants to purchase 50% of the shares of its common stock issuable upon conversion of any outstanding shares of the Series A Preferred Stock at a conversion price equal to the lower of $4.09 or the average closing bid price over the twenty-five trading days prior to the redemption date.

In the event of any liquidation or dissolution of the Company, the holders of the Series A Preferred Stock will be entitled to receive, out of the assets of the Company available for distribution to stockholders, prior and in preference to the holders of the Company’s common stock, a liquidation preference equal to $1,000 per share plus all accrued and unpaid dividends. As of December 31, 2001, the liquidation preference was $3,131,333.

In connection with the issuance of the Series A Preferred Stock, the Company issued a warrant to the holder of the Series A Preferred Stock to purchase 130,978 shares of the Company’s common stock. Using the Black-Scholes option pricing model, the fair value of this warrant was estimated to be approximately $73,348 at December 31, 2001 with the following assumptions: risk-free interest rate of 4.5%, life of four years and volatility rate of 155%.

Common Stock

In March 2000, the Company issued and sold an aggregate of 254,776 shares of common stock in private placements to certain strategic and institutional investors for an average price per share of $20.61. The proceeds from this issuance were approximately $5.2 million. In connection with these transactions, the Company also issued warrants entitling the investors to purchase an aggregate of 25,478 shares of common stock over a three year period with exercise prices equal to the fair market value of the common stock on the warrant issuance dates. The fair value of these warrants was determined to be approximately $490,800 and was estimated using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 6.28% — 6.35%, life of three years, and volatility of 144.81%.

In June and July 2000, the Company issued and sold an aggregate of 716,646 shares of common stock in private placements to certain strategic and institutional investors for an average price per share of $14.07. The proceeds from this issuance were approximately $10.1 million. In connection with these transactions, the Company also issued warrants entitling the investors to purchase an aggregate of 71,666 shares of common stock over a three year period at an average per share price of $14.07. The fair value of these warrants was determined to be approximately $892,000 and was estimated using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 6.28% — 6.35%, life of three years, and volatility of 144.81%.

In April 2001, 500 shares of the 3,500 shares of preferred stock issued in March 2001 were converted into 136,552 shares of the Company’s common stock at a per share price of $3.67, which was 105% of the average of the closing bid prices of the common stock over the twenty-five consecutive trading days immediately prior to conversion date.

Officer Stock Bonus

In June 1998, the Board of Directors granted a stock bonus of 120,000 shares of common stock, at no cost, to a former Chief Executive Officer (“CEO”). At the time of his departure in September 2001, 90,001 shares were vested and the unvested shares were forfeited. The unamortized amount of deferred compensation associated with the forfeited shares, $52,500, was reversed in the quarter ended September 30, 2001. As the shares underlying the stock bonus had not been issued to the CEO as of December 31, 2001, the shares have been presented as outstanding stock options with a zero exercise price in the tables below.

Stock Options

In September 1994, the Company granted five key employees an aggregate of 470,000 common stock options at an exercise price of $0.75 per share, the fair market value of the Company’s common stock on the date of grant. These options vested ratably over three years and expire 10 years from the grant date. The Company adopted the 1995 Equity Incentive Plan (the Plan) in April 1995, and reserved 2,000,000 shares thereunder. The Plan provides for the grant of incentive stock options to employees of the Company and for the grant of nonstatutory stock options to employees and consultants of the Company. The Board of Directors administers the Plan and has the discretion to grant stock options. Exercise prices may not be less than 100% and 85% of the fair market value at the date of grant for incentive options and nonstatutory options, respectively. In May 1999 and 2000, the Company’s stockholders approved an amendment to the Plan and increased the aggregate number of shares under such plan by 1,200,000 and 1,500,000, respectively. Options granted under the Plan generally vest over four years and expire 10 years from the grant date. In 2001, the Company granted 1,785,410 options under the Plan.

The Company adopted the 1995 Non-employee Directors’ Plan in April 1995 and reserved 400,000 shares thereunder. The Non-employee Directors’ Plan provides for the automatic grant of nonstatutory stock options to non-employee directors of the Company at the fair market value of the common stock on the date of grant. The term of all options granted under the Non-employee Directors’ Plan may not exceed 10 years or the end of the director’s status as director. In 2001, the Company granted 10,000 options under the Non-employee Directors’ Plan.

The Company adopted the 1998 Non-Officer Stock Option Plan (the “NOSOP”) in November 1998 and reserved 430,000 shares thereunder. The NOSOP provides for the grant of non-qualified options to non-officer employees and consultants of the Company. The Board of Directors administers the NOSOP and has the discretion to grant stock options. Exercise prices may not be less than 100% of the fair market value at the date of grant. In November 1999, the Board of Directors approved an amendment to the NOSOP plan and increased the aggregate number of shares under the NOSOP plan by 1,000,000. Options granted under the NOSOP generally vest over four years and expire 10 years from the grant date. The Company granted 446,000 options during 2001 under the NOSOP.

In 1999, the Company adopted the MarketHome 1997 Stock Option Plan (“MarketHome Plan”) through the MarketHome acquisition. The MarketHome Plan offered the grant of incentive and non-qualified options to employees and consultants of the Company. Options granted under the MarketHome Plan generally vest over four years and expire 10 years from the grant date. Prior to the acquisition, MarketHome granted a total of 317,538 shares under the MarketHome Plan. MarketHome common stock options were converted to ClickAction options following the August 5, 1999 merger. The number and per share prices are reported pursuant to the 13.7551 to 1.0 exchange ratio as specified in the merger agreement for all periods presented. All non-vested outstanding MarketHome options to non-employees at August 5, 1999 were canceled.

The Company adopted the 2001 Equity Incentive Plan in April 2001, and reserved 1,700,000 shares thereunder. The Plan provides for the grant of incentive stock options to employees of the Company and for the grant of nonstatutory stock options to employees and consultants of the Company. The Board of Directors administers the Plan and has the discretion to grant stock options. Exercise prices may not be less than 100% of the fair market value at the date of grant for both incentive options and nonstatutory options. Options granted under the Plan generally vest over four years and expire 10 years from the grant date. In 2001, the Company granted 20,000 options under the Plan.

The following table summarizes all stock option and stock bonus activities for the Company’s stock option plans:

	Shares	Weighted average
	under	exercise
	Option	price per share

Outstanding as of December 31, 1998	2,619,054	$1.58

Granted	2,497,282	5.45
Expired or canceled	(478,570)	4.07
Exercised	(302,878)	1.46

Outstanding as of December 31, 1999	4,334,888	1.94

Granted	2,976,321	12.90
Expired or canceled	(977,138)	10.80
Exercised	(666,540)	2.17

Outstanding as of December 31, 2000	5,667,531	7.40

Granted	2,261,410	1.86
Expired or canceled	(3,865,003)	8.03
Exercised	(89,806)	2.37

Outstanding as of December 31, 2001	3,974,132	3.75

Available for grant at December 31, 2001	4,103,342

The following table summarizes information about stock bonuses and stock options outstanding as of December 31, 2001:

Outstanding				Exercisable

		Weighted-
		Average	Weighted-		Weighted-
Range of	Number	Remaining	Average	Number	Average
Exercise Prices	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price

$ 0.00	90,001	0.50(years)	$0.00	90,001	$0.00
0.14-9.03	3,554,022	8.21	2.93	2,026,179	3.31
10.13-17.56	290,109	8.61	12.75	169,447	12.91
20.00-30.00	40,000	8.92	20.00	9,998	20.00

$0.00-30.00	3,974,132	8.07	$3.75	2,295,625	$3.97

The Company applies the intrinsic value method in accounting for its stock option plans and, accordingly, does not recognize compensation cost when the exercise price is equal to the fair market value of the underlying common stock on the date of grant. If the Company had elected to recognize compensation cost based on the fair value method as prescribed by SFAS No. 123, net income (loss) per share would have been changed to the pro forma amounts indicated in the table below:

	2001	2000	1999

Net loss:
As reported	$(17,863,584)	$(4,520,307)	$(2,223,292)
Pro forma	(28,014,371)	(17,843,159)	(6,293,290)
Basic net loss per share:
As reported	$(1.40)	$(0.38)	$(0.22)
Pro forma	(2.19)	(1.51)	(0.63)
Diluted net loss per share:
As reported	$(1.40)	$(0.38)	$(0.22)
Pro forma	(2.19)	(1.51)	(0.63)

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2001	2000	1999

Expected dividend yield	—	—	—
Expected stock price volatility	155.32%	144.81%	88.37%
Risk-free interest rates	4.30%-4.40%	4.95%-4.97%	6.09%-6.97%
Expected life of options	5 years	5 years	4 - 5 years

The weighted-average fair value of options granted during 2001, 2000 and 1999 was $1.72, $9.76 and $10.21 per share, respectively.

7.	Segment and Geographic Information

The Company’s chief operating decision maker is considered to be the Company’s Chief Executive Officer (CEO). The CEO reviews financial information on a consolidated basis for purpose of making operating decisions and assessing financial performance.

The Company has not separately reported segment information on a geographic basis, as international sales represent approximately 6% of net revenue for the year ended December 31, 2001. Capital expenditures for long-lived assets are not reported to management by segment.

The following tables summarize sales to customers when sales to such customers exceeded 10% of revenues as well as the amounts due from these customers as a percentage of total gross accounts receivable.

	Years ended December 31,

Percentage of net revenues	2001	2000	1999

Customer A	10%	26%	—
Customer B	1%	3%	19%
Customer C	—	—	10%

	December 31,

Percentage of total accounts receivable as of	2001	2000

Customer A	13%	15%
Customer B	—	2%
Customer C	—	—

8. Income Taxes

Income tax expense for the years ended December 31, 2001, 2000 and 1999 is allocated as follows:

	2001	2000	1999

Continuing operations	$103,811	$800	$18,641
Discontinued operations	—	800	—

Total income tax expense	$103,811	$1,600	$18,641

The components of income tax expense for the years ended December 31, 2001, 2000 and 1999 comprised of the following:

	2001	2000	1999

Income taxes:
Current:
Federal	$—	$—	$5,636
State	3,811	1,600	1,600
Foreign	100,000	—	11,405

Total current tax expense	103,811	1,600	18,641

Deferred:
Federal	—	—	—
State	—	—	—

Total deferred tax expense	—	—	—

Total income tax expense	$103,811	$1,600	$18,641

The December 31, 2001, 2000 and 1999 income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income (loss) as a result of following:

	2001	2000	1999

Federal tax benefit at statutory rate	$(6,007,092)	$(1,447,553)	$(749,581)
State taxes	3,811	1,600	1,600
Nondeductible expenses	36,463	37,969	291,209
Foreign withholding tax	100,000	—	11,405
Current year operating losses and temporary differences for which no tax benefit is recognized through income	5,970,629	1,409,584	458,373
Other differences	—	—	5,636

Actual income tax expense	$103,811	$1,600	$18,641

As of December 31, 2001, 2000 and 1999, the types of temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities are set out below:

	2001	2000	1999

Deferred tax assets:
Accrual and reserves	$869,029	$759,015	$1,204,739
Net operating loss carryforwards	10,526,511	3,747,789	1,254,654
Capitalized start up costs	12,390	36,292	49,490
Tax credit carryforwards	1,314,661	1,084,809	984,230

Gross deferred tax assets	12,722,591	5,627,906	3,493,113
Less: Valuation allowance	(12,722,591)	(5,627,906)	(3,493,113)

Net deferred tax assets	$—	$—	$—

The net changes in the total valuation allowance for the years ended December 31, 2001, 2000 and 1999 were increases of $7,094,685, $2,134,793 and $830,847, respectively. The Company’s accounting for deferred taxes under SFAS No. 109 involves the evaluation of a number of factors concerning the realizability of the Company’s deferred tax assets. To support the Company’s conclusion that a 100% valuation allowance was required, management primarily considered such factors as the Company’s history of operating losses, the nature of the Company’s deferred tax assets and the absence of taxable income in prior carryback years. Although management’s operating plans assume taxable income and operating income in future periods, management’s evaluation of all the available evidence in assessing the realizability of the deferred tax assets indicates that such plans are not considered sufficient to overcome the available negative evidence.

As of December 31, 2001 the Company has federal and California net operating losses carryforwards of approximately $28,185,000 and $16,172,000, respectively, which expire in various years through 2021 and 2011, respectively. The Company also has federal and California research and development tax credit carryforwards of approximately $619,000 and $532,000, respectively. The federal credits expire between 2010 and 2021, while the California credit may be carried forward indefinitely. The Company also had federal minimum tax credit, foreign tax credit, and California manufacturing investment credit carryforwards of approximately $38,000, $138,000, and $255,000, respectively. The foreign tax credit expires between 2002 and 2006.

Federal and California tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an “ownership change” for tax purposes, as defined in Section 382 of the Internal Revenue Code. If an ownership change occurred, utilization of the net operating loss carryforwards could be reduced significantly.

Included in gross deferred tax assets above is approximately $814,000 related to stock option compensation for which the benefit, when realized, will be recorded directly to stockholders’ equity.

9. Commitments

Leases

The Company has entered into agreements to lease various facilities and equipment under certain non-cancelable operating and capital leases that expire at various dates through 2004. The following table sets forth the payment obligations under these agreements by period:

	Payments Due By Period

Obligations	Total	2002	2003	2004

Capital leases	$197,387	$114,794	$66,930	$15,663
Operating leases	1,808,770	1,261,937	399,226	147,607
Other long term obligations	256,250	256,250	—	—

Total	$2,262,407	$1,632,981	$466,156	$163,270

Capital leases – the Company has entered into financing agreements with various leasing companies to lease computer related equipment under lease terms ranging from 24 months to 36 months. These leases are categorized as capital leases under SFAS No. 13, Accounting for Leases. Property and equipment under capital leases are recorded at an amount equal to the present value of future minimum lease payments computed on the basis of the Company’s incremental borrowing rate or, when known, the interest rate implicit in the lease. Amortization of property and equipment under capital lease is on a straight-line basis over the lease term and is included in depreciation expense. A summary is presented below for all capital leases including provisions for interest.

Year ending December 31,	Capital Leases

2002	$114,794
2003	66,930
2004	15,663

Total future payments for capital leases	197,387
Less interest under capital lease obligations	(15,223)

Net present value of capital leases	$182,164

Operating leases – the Company entered into a sale and leaseback transaction with Sun Microsystems Finance in June 2001. The lease expires December 31, 2002, at which time the Company will have the option to purchase the equipment at fair market value or continue to lease under renegotiated terms. The operating leases also include facilities leases in Palo Alto, CA., San Francisco, CA. and New York, NY. These leases are categorized as operating leases under SFAS No. 13, Accounting for Leases.

Other long term obligations – the Company entered into a consulting agreement with a system integration company in October 2001 to provide localization services which include converting its software into a platform that can accept foreign languages and translating all manuals, training and marketing materials into the Japanese language.

Rent expense for the years ended December 31, 2001, 2000 and 1999 was approximately $946,354, $748,618 and $496,270, respectively.

Letter of Credit

On January 26, 2001, the Company entered into a five-year lease agreement with the landlord of our Los Angeles office. As one of the conditions of the lease, the Company made a deposit of $420,000 in the form of a standby letter of credit. On October 29, 2001, the Company reached a tentative agreement with the landlord of its Los Angeles office to terminate the lease effective January 1, 2002 in return for payment of rent for the remainder of the year ended December 31, 2001, release of a $420,000 letter of credit to the landlord and payment of $13,000 to the landlord for various expenses under the lease.

On June 29, 2001, the Company entered into a sale and leaseback agreement with Sun Microsystems Finance and received net proceeds of $1.6 million. In connection with this transaction, the Company was required to make future operating lease payments totaling $1.5 million. The Company was also required to obtain a standby letter of credit in the amount of $678,232, which expires on December 31, 2002.

Bonus Plan

The Company’s contributions to its employee bonus plan are made at the Company’s discretion. Contributions to the bonus plan amounted to $0, $720,961 and $265,108 for the years ended December 31, 2001, 2000 and 1999, respectively.

Pro Forma Consolidated Balance Sheet

As of September 30, 2002
(Amounts in thousands)

	HISTORICAL
	infoUSA	HISTORICAL	PRO FORMA		PRO FORMA
	INC.	CLICKACTION	ADJUSTMENTS		COMBINED

ASSETS
Current assets:
Cash and cash equivalents	$1,559	1,494	(3,053	)(a)	—
Restricted cash	—	425	—		425
Marketable securities	838	—	—		838
Trade accounts receivable, net	40,642	1,013	—		41,655
Officer note receivable	940	—	—		940
List brokerage trade receivable, net	21,441	—	—		21,441
Income taxes receivable	—	—	—		—
Prepaid expenses	5,175	1,130	(625	)(b)	5,680
Deferred income taxes	399	—	—		399
Deferred marketing costs	2,531	—	—		2,531

Total current assets	73,525	4,062	(3,678)		73,909
Property and equipment, net	45,988	957	(127	)(c)	46,818
Intangible assets, net	276,653	—	—		276,653
Other assets	4,595	103	—		4,698

	$400,761	5,122	(3,805)		402,078

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$26,337	117	—		26,454
Accounts payable	11,416	314	1,047	(a)	12,777
List brokerage trade payable, net	17,453	—	—		17,453
Accrued payroll expenses	8,299	358	268	(d)	8,925
Accrued expenses	5,002	592	—		5,594
Income taxes payable	2,550	—	—		2,550
Deferred revenue	14,042	1,402	(1,371	)(e)	14,073

Total current liabilities	85,099	2,783	(56)		87,826

Long-term debt, net of current portion	172,421	33	—		172,454
Deferred income taxes	24,234	—	(1,443	) (f)	22,791
Deferred revenue	6,000	—	—		6,000
Stockholders’ equity:
Preferred stock	—	1	(1	) (g)	—
Common stock	130	13	(13	) (g)	130
Paid-in capital	92,819	32,902	(32,902	) (g)	92,819
Retained earnings (accumulated deficit)	27,297	(30,610)	30,610	(g)	27,297
Treasury stock	(5,524)	—	—		(5,524)
Notes receivable from officers	(840)	—	—		(840)
Accumulated other comprehensive loss	(875)	—	—		(875)

Total stockholder’ equity	113,007	2,306	(2,306	) (g)	113,007

	$400,761	5,122	(3,805)		402,078

See accompanying notes to pro forma consolidated financial statements.

Pro Forma Consolidated Statement of Operations

For the nine months ended September 30, 2002
(Amounts in thousands, except per share amounts)

	HISTORICAL
	infoUSA	HISTORICAL	PRO FORMA		PRO FORMA
	INC.	CLICKACTION	ADJUSTMENTS		COMBINED

Net sales	$227,936	$7,098	$—		$235,034

Costs and expenses:
Data base and production costs	63,191	1,175	—		64,366
Selling, general, and administrative	98,558	6,855	—		105,413
Depreciation and amortization	21,058	930	(6	) (c)	21,982
Non-cash stock compensation expense	35	—	—		35
Restructuring charges	1,616	—	—		1,616
Litigation settlement charges	417	240	—		657
Acquisition costs	175	124	—		299

Total costs and expenses	185,050	9,324	(6)		194,368

Operating income (loss)	42,886	(2,226)	6		40,666

Other income (expense):
Investment income	133	(8)	—		125
Other charges	(2,502)	—	—		(2,502)
Interest expense	(12,562)	—	—		(12,562)

Income (loss) before income taxes	27,955	(2,234)	6		25,727
Income taxes	10,690	11	3	(h)	10,704

Income (loss) from continuing operations	$17,265	$(2,245)	$3		$15,023

Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.33	$(0.04)	$—		$0.29

Average shares outstanding	50,935	50,935	50,935		50,935

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.33	$(0.04)	—		0.29

Average shares outstanding	51,018	51,018	51,018		51,018

See accompanying notes to pro forma consolidated financial statements.

Pro Forma Consolidated Statement of Operations

For the year ended December 31, 2001
(Amounts in thousands, except per share amounts)

	HISTORICAL
	infoUSA	HISTORICAL	PRO FORMA		PRO FORMA
	INC.	CLICKACTION	ADJUSTMENTS		COMBINED

Net sales	$288,738	$15,833	$—		$304,571

Costs and expenses:
Data base and production costs	80,880	980	—		81,860
Selling, general, and administrative	112,402	16,399	—		128,801
Depreciation and amortization	48,127	1,608	(25	) (c)	49,710
Non-cash stock compensation expense	448	—	—		448
Restructuring charges	4,899	3,979	—		8,878
Litigation settlement charges	1,104	—	—		1,104
Acquisition costs	493	94	—		587

Total costs and expenses	248,353	23,060	(25)		271,388

Operating income (loss)	40,385	(7,227)	25		33,183

Other income (expense):
Investment income	953	91	—		1,044
Other charges	282	—	—		282
Interest expense	(25,285)	—	—		(25,285)

Income (loss) before income taxes	16,335	(7,136)	25		9,224
Income taxes	11,371	104	10	(h)	11,485

Income (loss) from continuing operations	$4,964	$(7,240)	$15		$(2,261)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$0.10	$(0.14)	$—		$(0.04)

Average shares outstanding	50,651	50,651	50,651		50,651

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$0.10	$(0.14)	$—		$(0.04)

Average shares outstanding	50,651	50,651	50,651		50,651

     See accompanying notes to pro forma consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Financial Statements

(Amounts in thousands)

(1) BASIS OF PRESENTATION

The unaudited pro forma consolidated balance sheet reflects the historical financial position of infoUSA Inc. (“infoUSA”) and ClickAction, Inc. (“ClickAction”) at September 30, 2002, with pro forma adjustments as if the business combination had taken place on September 30, 2002. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2001 and nine months ended September 30, 2002 reflect the historical results of operations of infoUSA and ClickAction, with pro forma adjustments based on the assumption the business combination was effective January 1, 2001.

The historical financial information of ClickAction has been reclassified to conform to the presentation practices employed by infoUSA. Those reclassifications include the following:

•	Amounts previously recorded by ClickAction in their historical financial statements as cost of revenue-emall services have been reclassified to data base and production costs.
•	Depreciation and amortization, which was previously recorded as a component of product development, sales and marketing and general and administrative in the historical financials of ClickAction have been reclassified and separately presented as depreciation and amortization.
•	Product development, sales and marketing, and general and administrative, net of the reclassified depreciation and amortization, have been combined and reclassified as selling, general, and administration.

(2) DESCRIPTION OF TRANSACTION

On December 3, 2002, the Company acquired all issued and outstanding common stock of ClickAction. Consideration for the acquisition was $4.1 million in cash, which was funded through existing cash. The acquisition is accounted for using the purchase method of accounting. The aggregate purchase price of the acquisition has been allocated based upon management’s best estimate of the fair value of identifiable assets and liabilities of ClickAction at the date of acquisition as follows:

Current assets	$3,437
Property and equipment, net	830
Other assets	103
Current liabilities	(1,680)
Deferred income taxes	1,443
Other liabilities	(33)

Total	$4,100

(3) PRO FORMA ADJUSTMENTS TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Adjustments

Balance Sheet

A summary of pro forma adjustments required to give effect to the acquisition of ClickAction as of September 30, 2002 follows:

(a)	Cash and Accounts Payable – Pro forma entries have been made to reduce cash by $3,053 and to record a cash overdraft of $1,047 to give effect to the cash consideration of $4,100 issued in the acquisition of ClickAction.

(b)	Prepaid Expenses – An entry for $625 has been made to reduce prepaid expenses for production costs incurred by ClickAction for a customer contract prior to the acquisition.

(c)	Property and Equipment, net – An adjustment for $127 has been made to reduce property to the fair value of the assets at the date of acquisition. Adjusting entries of $6 and $25 have been recorded to the pro forma results of operations for nine months ended September 30, 2002 and for the year ending December 31, 2001, respectively, to reduce depreciation expense for the purchase price allocation to fixed assets, based on an estimated useful life of 5 years.

(d)	Accrued Payroll Expenses – An entry for $268 has been made to accrue for termination benefits for eight employees incurred as a direct result of the acquisition of ClickAction.

(e)	Deferred Revenue – An entry for $1,371 has been made to reduce deferred revenue to the fair value of the liability at the date of the acquisition.

(f)	Deferred Income Taxes – An entry for $1,443 has been made to record the deferred tax benefits associated with the acquisition of ClickAction.

(g)	Stockholders’ Equity – Entries have been made to eliminate the preferred stock ($1), common stock ($13), paid-in capital ($32,902) and accumulated deficit ($30,610) of ClickAction in consolidation.

(h)	Income Taxes – Entries for $3 and $10 to the pro forma results of operations for the nine months ended September 30, 2002 and for the year ending December 31, 2001, respectively, have been made to provide for income tax effects of pro forma adjustments to depreciation expense.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

infoUSA Inc.
(Registrant)

Date: February 18, 2003	By:	/s/ STORMY L. DEAN

Stormy L. Dean, Chief Financial Officer (for Registrant and as Principal Financial Officer)

EXHIBIT INDEX

EXHIBIT
NO.	DESCRIPTION

23.1	Consent of Independent Auditors, filed herewith.